Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
FIRST QUARTER FISCAL 2010
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 8, 2010 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1074 or (612) 288-0329 at least five minutes prior to the call and referencing conference code 144863. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 144863.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in the first quarter of fiscal 2010 of approximately $284.6 million, up 16.4% from $244.4 million a year ago. Total GAAP revenue in Q1 10 was $263.0 million, up 21.3% from $216.8 million in Q1 09. We recognized non-GAAP net income in the first quarter of $84.3 million, representing $0.29 per diluted share, compared to non-GAAP net income of $61.0 million, or $0.24 per diluted share, in the same period last year. We recognized a GAAP net loss in the first quarter of ($4.3) million, or ($0.02) per diluted share, compared to a GAAP net loss of ($26.3) million, or ($0.11) per diluted share in Q1 09. First quarter non-GAAP operating margin was 32.6%, compared to 28.8% a year ago. First quarter operating cash flow was $65.1 million, compared to $80.8 million in the same quarter a year ago. Nuance ended Q1 10 with a cash balance of $426.9 million, compared to $239.4 million a year ago.
Nuance’s first quarter revenue benefited from (1) a significant increase in product and licensing revenue in its mobile and enterprise solutions compared to last year, (2) continued momentum in healthcare on-demand solutions, and (3) strength in product and licensing revenue from our imaging business due in part to contributions from eCopy. In Q1 10, non-GAAP professional services and hosting revenue was $104.5 million, up 14.3% from $91.4 million a year ago.
Nuance continued to improve operating leverage in the quarter. As discussed in past quarters, beginning in fiscal 2008, Nuance initiated a number of expense measures and accelerated acquisition synergies to protect operating margins and cash flows in light of the economic climate. These measures have improved productivity in core operations. In FY 10, we have begun to undertake additional investments targeted at enhancing growth, while remaining mindful of operating efficiencies.
Discussion of Revenue
In Q1 10, North America contributed 70% of non-GAAP revenue and international contributed 30%. Although on-demand revenues continued to grow year over year, Q1 10 also represented the second consecutive quarter of strong product and licensing revenue. Product and licensing revenue growth was led by growth in mobile royalties, as well as the addition of revenue streams from eCopy. Within our enterprise and healthcare solutions, the trend toward customer preference for our subscription and transactional pricing models continues. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)
Table: Non-GAAP Revenue by Solution

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010
Mobile-Enterprise	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6
Organic Growth	(9)%	0%	(2)%	(1)%	(3)%	9%
Healthcare-Dictation	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2
Organic Growth	16%	6%	6%	(5)%	5%	6%
Imaging	$17.0	$14.1	$17.7	$24.8	$73.6	$35.8
Organic Growth	5%	(16)%	0%	16%	1%	7%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6

Organic Growth	2%	0%	1%	0%	1%	8%
Table: Non-GAAP Revenue by Product, Service and Maintenance

	Q1	Q2	Q3	Q4	FY	Q1
	2009	2009	2009	2009	2009	2010
Product and Licensing	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2
% of Revenue	45%	39%	38%	45%	42%	46%
Professional Services and Hosting	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5
% of Revenue	38%	44%	45%	39%	41%	37%
Maintenance and Support	$42.6	$40.4	$43.2	$43.4	$169.6	$49.9
% of Revenue	17%	17%	17%	16%	17%	17%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6

Since FY 08, Nuance pursued and realized significant growth in the value of new on-demand contracts within our healthcare, mobile and enterprise businesses. In addition, within healthcare and enterprise, we continue to see a growing preference among customers for subscription and transactional pricing models. Within our mobile market, where growth is targeted towards carrier-based services, new bookings also demonstrated a growing emphasis upon transactional models. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenues over extended periods.
In Q1 10, professional services and hosting revenue grew compared to Q1 09, but declined compared to Q4 09. The decline was due to the professional services component, which declined in part due to normal seasonality effects in Q4 09 and Q1 10, as well as the deferred timing of revenue recognition of professional services performed in connection with our enterprise on-demand contracts. In Q1 10, on-demand revenue grew significantly compared to Q1 09 and grew slightly compared to Q4 09.
Mobile-Enterprise Solutions. Nuance experienced growth in both mobile and enterprise product and licensing revenue, as well as continued strength in enterprise on-demand and professional services contracts, especially in North America. Q1 10 bookings generated record backlog hours in enterprise professional services, which stood at 250,212 hours at the end of Q1 10, as compared with 202,187 hours at the end of Q1 09. The estimated future value of unimplemented Nuance On-Demand contracts at the end of Q1 10 was $41.8 million, as compared with $73.2 million at the end of Q4 09. In particular, during Q1 10, we went live with a large enterprise banking on-demand contract and therefore the value of that contract was reduced from the unimplemented backlog. Nuance’s professional services team continues to progress toward implementation of large Nuance On-Demand contracts signed during FY 09, which will lead to future professional services and hosting revenue. During Q1 10, Nuance Mobile Care launched a new hosted service with a telecommunications carrier. Nuance Mobile Care continues to generate interest in the market, with engagement at more than 20 potential customers including telecommunications, financial services, package delivery and transportation companies. Key enterprise customers in Q1 10 included AT&T, CIBC, Citibank, Comcast, Commonwealth of Massachusetts, Datacom, Dell, Den Norske Bank, Duke Energy, Etisalat, Kaiser, Lloyds TSB, Metrobank, MetroPCS, PayPal, Prudential, Scotia Bank, SunTrust, TCF Bank, UnitedHealthcare Group, Verizon, and WellPoint.
Within our mobile business, Nuance continued to secure significant design wins and penetration onto new products. For example, at the recent Consumer Electronics Show, Ford announced that the next generation of Ford SYNC will feature significant voice enhancements from Nuance that power the MyFord Touch driver connect technology. The next generation of Ford SYNC takes advantage of Nuance’s innovations in natural language understanding to recognize more than 10,000 first level commands and provide customers with cloud-based connectivity for up-to-the-minute information and entertainment content. In addition, TomTom recently selected Nuance text-to-speech for its navigation applications for the iPhone. Nuance recently announced that its Nuance VSuite mobile speech software is now shipping on Dell’s Mini3 Android smartphone line-up in China and Brazil. During Q1 10, mobile royalties grew, reflecting increased unit shipments as well as increased penetration of Nuance technology on devices. During Q1 10, Nuance introduced Dragon Dictation and Dragon Search for the iPhone. In addition to driving visibility, the success of Nuance’s Dragon iPhone apps has generated interest from carriers and mobile providers to deliver applications for other mobile platforms, languages and vertical markets. During Q1 10, Nuance launched its voicemail-to-text offering at AT&T, and announced the acquisition of SpinVox, which positions Nuance to accelerate growth and expand its solutions internationally in the voicemail-to-text market. Key customers and design wins in Q1 10 included Amazon, BMW, Daimler, Harman Becker, Harley Davidson, Huawei, Hyundai, LGE, Mahindra & Mahindra, Medion, Motorola, Nokia, Samsung, Sharp, Sony Ericsson, T-Mobile, TomTom, and Toyota.
Healthcare-Dictation Solutions. Healthcare revenue growth continues to be led by Nuance’s on-demand solutions. During Q1 10, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.010 billion lines per year, up 19% from 2.519 billion lines per year during Q1 09. During Q1, Nuance closed several large eScription, Dragon Medical and radiology sales. Key customers in Q1 10 included Alta Pacs, Blue Ridge Medical Center, Carondelet Health Systems, DeKalb Medical, Hospital Sisters Health System, Memorial Medical Center, Montefiore, Ohio State University, Oklahoma State University, Tenet, Trinity Health, University of Texas MD Anderson Cancer Center, and Valley Baptist Health System. In addition, Nuance continues to work closely with several key electronic health records (EHR) partners on both product integration and sales engagement in connection with the Dragon Medical EHR Certification Program, which is designed to ensure seamless Dragon Medical workflow with EHRs. Nuance continues its commitment to expanding its healthcare sales staff throughout this year.
In our non-medical dictation solutions, first quarter revenue growth was driven by sales and awareness generated by holiday advertising campaigns and the successful introduction of Dragon dictation and search applications for the iPhone. Dragon had its best non-launch quarter in two years. Key customers in Q1 10 included AFT, BJC Healthcare, ExxonMobil, IBM, and MacSpeech.
Imaging Solutions. First quarter revenue grew due to contributions from eCopy, as well as Nuance’s PDF and imaging solutions. Key customers and design wins in Q1 10 included Caixa, Canon, Corel, IKON, and Visioneer. During FY 10, Nuance is focusing its growth and investment strategies in network scanning solutions and expanding our OEM relationships.

Discussion of Cost of Revenue and Gross Margins
In Q1 10, non-GAAP cost of revenue was approximately $83.1 million, for a non-GAAP gross margin of 70.8%, up slightly from 70.3% in Q1 09, mainly due to product mix. Non-GAAP gross margin for product and licensing declined to 87.9% in Q1 10 from 92.1% a year ago. Non-GAAP gross margin for professional services and hosting improved to 43.0% in Q1 10 from 37.8% a year ago. Non-GAAP gross margin for maintenance and support improved to 84.4% in Q1 10 from 83.7% a year ago.
Discussion of Operating Expenses and Margins
In Q1 10, non-GAAP operating margin was approximately 32.6%, up from 28.8% in Q1 09. Compared to Q1 09, in Q1 10 non-GAAP research and development expense increased 11%, non-GAAP sales and marketing expense increased 7%, and non-GAAP general and administrative expense increased 1%. Although expenses grew in each operating category, the expense as a percentage of non-GAAP revenue declined in each category. The increased expenses and improved margins reflect Nuance’s FY 10 plan to make additional investments targeted at enhancing growth, while remaining mindful of operating efficiencies.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q1 10 cash flow from operations of $65.1 million, compared to $80.8 million in Q1 09, with the earlier period benefiting substantially from working capital process improvements. At the end of Q1 10, our cash balance was approximately $426.9 million. Capital expenditures totaled $2.8 million and depreciation was $5.1 million for Q1 10.
DSOs
In Q1 10, days sales outstanding (DSO) were 40 days, compared to 38 days in Q1 09. Please note we calculate DSOs net of deferred maintenance revenue, based on pro-forma non-GAAP revenue.
Discussion of Q2 10 Guidance and Fiscal Year Outlook
Last quarter we noted that our recent bookings and pipeline activity appeared to reflect an improvement in purchasing attitudes among our customers. We also noted that royalty reports from our numerous partners suggested increasing sales to their end-users. This quarter’s results seem to confirm a continuation of these trends. We did see year-over-year strengthening within the royalty reports we received in the first fiscal quarter and generally an improved attitude among large enterprises towards capital purchases.
At the same time, we also see sustained attention among our customers to cost and productivity. We believe that this attention motivates, along with other factors, the continuing migration in our markets towards on-demand solutions, as well as subscription and transactional pricing. As we noted last quarter, this trend affords us attractive benefits, including enhanced predictability of revenues and lower cost of selling. But investors should note, though, that in fiscal 2010, this trend will skew revenues modestly toward the second half of the fiscal year.
Overall, we saw a marked improvement in organic revenue growth year-over-year for our first fiscal quarter. We anticipate a continuation of this improved growth for the balance of the year. We foresee continued strength in our healthcare business, led by the strength of our solutions offerings and the expansion of our healthcare sales staff. Our enterprise business will enjoy revenues coming on-line from the deployment of large enterprise on-demand solutions beginning this quarter. But the primary benefit from these contracts will be seen later in the fiscal year. We forecast last quarter benefits in our imaging business from both the eCopy acquisition and a refreshed product line. Those factors should continue to benefit our imaging business as the year progresses.
Royalty reports in our mobile business last quarter did reflect improved purchasing in the consumer electronics and automotive markets. We anticipate continued benefits from this effect during the second quarter. Additionally, our mobile revenues this quarter will include meaningful contributions from our voicemail-to-text services, including revenues from the acquisition of SpinVox.
We announced the SpinVox acquisition on December 30, 2009, and have made early progress integrating the operations into Nuance. The voicemail-to-text business presents a large, rapidly growing, global market, which we believe Nuance is well-situated to serve. With the existence of more than one billion voicemail boxes and 150 billion voicemails annually, we believe this market provides substantial growth opportunities in the next few years. We anticipate that the acquisition will provide non-GAAP revenues in the range of $30-35 million over the balance of this fiscal year, weighted toward the third and fourth quarters. GAAP revenues, eliminating revenues lostto purchase accounting, should be the range of $21–26 million. We also anticipate that this offering will remain among our fastest growing revenues streams in fiscal year 2011.
Investors will also note from the 8-K filing today, that SpinVox incurred large historical losses, owing to expenses associated with its international expansion and substantial staffing. As referenced above, integration activities are well underway at SpinVox, with synergies focused in three areas: rationalization and reduction of the combined staffing dedicated to our voicemail-to-text business, along with other cost reductions; improvements in gross margins through the introduction of Nuance technology; and, acceleration of our penetration of the global carrier market through the leverage of Nuance’s telecommunications sales organization.

Adding in the contributions from Spinvox, we now expect full-year, FY 10 GAAP revenues in the range of $1,086 million to $1,126 million. We expect FY 10 non-GAAP revenues between $1,160 million and $1,200 million. We expect Q2 10 GAAP revenues between $252 million and $266 million, and we anticipate Q2 10 non-GAAP revenues between $273 million and $287 million.
Last quarter we advised investors to expect expense growth in three primary areas: sales personnel, advertising and demand creation expense, and research and development personnel. Our first quarter did in fact reflect these investments. We anticipate that they will continue in the second quarter. We expect FY 10 GAAP EPS to be in the range of ($0.08) and ($0.02) and FY 10 non-GAAP EPS to be in the range of $1.10 and $1.16. We expect Q2 10 GAAP EPS to be in the range of ($0.06) and ($0.03) and Q2 10 non-GAAP EPS to be in the range of $0.25 and $0.28.
This ends the prepared conference call remarks.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours is an important metric for forecasting its internal professional services needs, as well as for projecting future professional services revenues.
Estimated future value of unimplemented Nuance On-Demand contracts. Nuance considers its Nuance On-Demand contracts to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using sourced transcription net line counts, as defined in our customer contracts. The annualized line run-rate is determined by the number of lines actually billed in a given quarter, multiplied by four.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding enterprise professional services backlog, the value of unimplemented Nuance On-Demand contracts, future healthcare on-demand business, fiscal 2010 investments, improvements in capital spending by large enterprises, continuing migration by Nuance’s customers to on-demand solutions, revenue contributions from our acquisitions of eCopy and SpinVox, Nuance’s financial performance in the second quarter and fiscal 2010, the future demand for, performance of, and opportunities for growth in Nuance’s product offerings and solutions in healthcare, mobile, enterprise and imaging, anticipated growth in on-demand and services revenue, increased advertising activities, the general economic condition, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2009 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired asset in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs.

While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2009 and 2008, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy and Zi for the three months ended December 31, 2009, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and research organization, Nuance has entered into a five-year agreement to accelerate development of new speech technologies. All intellectual property derived from the collaboration will be jointly owned by the two parties, but Nuance will have sole rights to commercialize this intellectual property during the term of the agreement. For non-GAAP purposes, Nuance considers this long-term contract and the resulting acquisition of intellectual property from this third-party over the next five years to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding this expense. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from the collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as non-acquisition-related restructuring, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2009	2008

Revenue:
Product and licensing	$113,227	$85,575
Professional services and hosting	103,695	90,192
Maintenance and support	46,055	41,067

Total revenue	262,977	216,834

Cost of revenue:
Product and licensing	12,591	8,757
Professional services and hosting	61,996	58,482
Maintenance and support	7,990	7,043
Amortization of intangible assets	11,018	8,018

Total cost of revenue	93,595	82,300

Gross profit	169,382	134,534

Operating expenses:
Research and development	36,950	30,550
Sales and marketing	65,562	60,474
General and administrative	27,451	25,589
Amortization of intangible assets	22,126	17,348
Acquisition-related costs, net	12,805	5,903
Restructuring and other charges, net	615	2,098

Total operating expenses	165,509	141,962

Income (loss) from operations	3,873	(7,428)

Other expense, net	(7,811)	(7,279)

Loss before income taxes	(3,938)	(14,707)

Provision for income taxes	340	11,611

Net loss	$(4,278)	$(26,318)

Net loss per share:
Basic and diluted	$(0.02)	$(0.11)

Weighted average common shares outstanding:
Basic and diluted	279,068	236,237

Financial statements as of December 31, 2008 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2009	2008

GAAP revenue	$262,977	$216,834
Acquisition-related revenue adjustments: product and licensing	16,992	24,800
Acquisition-related revenue adjustments: professional services and hosting	837	1,240
Acquisition-related revenue adjustments: maintenance and support	3,793	1,569

Non-GAAP revenue	$284,599	$244,443

GAAP cost of revenue	$93,595	$82,300
Cost of revenue from amortization of intangible assets	(11,018)	(8,018)
Cost of revenue adjustments: product and licensing (1,2)	3,177	(6)
Cost of revenue adjustments: professional services and hosting (1,2)	(2,437)	(1,656)
Cost of revenue adjustments: maintenance and support (1,2)	(215)	(86)

Non-GAAP cost of revenue	$83,102	$72,534

GAAP gross profit	$169,382	$134,534
Gross profit adjustments (1,2)	32,115	37,375

Non-GAAP gross profit	$201,497	$171,909

GAAP income (loss) from operations	$3,873	$(7,428)
Gross profit adjustments (1,2)	32,115	37,375
Research and development (1)	2,030	2,690
Sales and marketing (1)	8,519	7,331
General and administrative (1)	6,645	5,034
Amortization of intangible assets	22,126	17,348
Costs related to research and development collaborative agreement	4,000	—
Acquisition-related costs, net	12,805	5,903
Restructuring and other charges, net	615	2,098

Non-GAAP income from operations	$92,728	$70,351

GAAP provision for income taxes	$340	$11,611
Non-cash taxes	1,489	(6,311)

Non-GAAP provision for income taxes	$1,829	$5,300

GAAP net loss	$(4,278)	$(26,318)
Acquisition-related adjustment — revenue (2)	21,622	27,609
Acquisition-related adjustment — cost of revenue (2)	(3,397)	(184)
Acquisition-related costs, net	12,805	5,903
Cost of revenue from amortization of intangible assets	11,018	8,018
Amortization of intangible assets	22,126	17,348
Non-cash stock-based compensation (1)	20,066	16,987
Non-cash interest expense, net	3,279	3,213
Non-cash income taxes	(1,489)	6,311
Costs from IP collaboration agreement	4,000	—
Change in fair value of share-based instruments	(2,072)	—
Restructuring and other charges, net	615	2,098

Non-GAAP net income	$84,295	$60,985

Non-GAAP diluted net income per share	$0.29	$0.24

Diluted weighted average common shares outstanding	294,711	255,004

Financial statements as of December 31, 2008 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended
	December 31,
	2009	2008
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$9	$2
Cost of professional services and hosting	2,648	1,780
Cost of maintenance and support	215	150
Research and development	2,030	2,690
Sales and marketing	8,519	7,331
General and administrative	6,645	5,034

Total	$20,066	$16,987

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$21,622	$27,609
Cost of product and licensing	(3,186)	4
Cost of professional services and hosting	(211)	(124)
Cost of maintenance and support	—	(64)

Total	$18,225	$27,425

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
Total Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$216.8	$229.1	$241.0	$263.3	$950.4	$263.0
Adjustment	$27.6	$9.7	$10.3	$12.4	$59.9	$21.6

Non-GAAP Revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6

Mobile-Enterprise	Q1	Q2	Q3	Q4	FY	Q1
Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$99.8	$114.5	$118.0	$129.9	$462.3	$125.0
Adjustment	$13.6	$5.0	$7.5	$7.3	$33.4	$2.6

Non-GAAP Revenue	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6

Healthcare-Dictation	Q1	Q2	Q3	Q4	FY	Q1
Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$100.0	$100.6	$105.6	$112.3	$418.4	$120.0
Adjustment	$14.0	$4.6	$2.5	$1.5	$22.6	$1.2

Non-GAAP Revenue	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2

	Q1	Q2	Q3	Q4	FY	Q1
Imaging Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$17.0	$14.1	$17.4	$21.1	$69.7	$18.0
Adjustment	$0.0	$0.0	$0.3	$3.7	$3.9	$17.8

Non-GAAP Revenue	$17.0	$14.1	$17.7	$24.8	$73.6	$35.8

Product and	Q1	Q2	Q3	Q4	FY	Q1
Licensing Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$85.6	$87.0	$87.3	$113.4	$373.4	$113.2
Adjustment	$24.8	$7.2	$8.3	$10.8	$51.0	$17.0

Non-GAAP Revenue	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2

Professional Services and	Q1	Q2	Q3	Q4	FY	Q1
Hosting Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$90.2	$103.0	$111.0	$107.2	$411.4	$103.7
Adjustment	$1.2	$1.2	$1.5	$1.0	$4.9	$0.8

Non-GAAP Revenue	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5

Maintenance and	Q1	Q2	Q3	Q4	FY	Q1
Support Revenue	2009	2009	2009	2009	2009	2010
GAAP Revenue	$41.1	$39.1	$42.7	$42.8	$165.6	$46.1
Adjustment	$1.5	$1.3	$0.5	$0.6	$4.0	$3.8

Non-GAAP Revenue	$42.6	$40.4	$43.2	$43.4	$169.6	$49.9

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31,	September 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$426,902	$527,038
Accounts receivable and unbilled receivables, net	225,418	208,719
Inventories, net	7,946	8,525
Prepaid expenses and other current assets	58,122	51,545

Total current assets	718,388	795,827

Land, building and equipment, net	53,094	53,468
Goodwill	2,019,685	1,891,003
Intangible assets, net	723,730	706,805
Other assets	69,457	52,361

Total assets	$3,584,354	$3,499,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$7,985	$6,862
Contingent and deferred acquisition payments	10,838	91,431
Accounts payable and accrued expenses	247,570	164,393
Deferred and unearned revenue	142,654	144,395
Other short term liabilities	10,375	12,144

Total current liabilities	419,422	419,225

Long-term portion of debt and capital leases	849,291	848,898
Long-term deferred revenue	45,872	33,904
Other long term liabilities	148,119	154,436

Total liabilities	1,462,704	1,456,463

Stockholders’ equity	2,121,650	2,043,001

Total liabilities and stockholders’ equity	$3,584,354	$3,499,464

Financial statements as of September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net Loss	$(4,278)	$(26,318)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,230	29,936
Non-cash interest expense	3,279	3,159
Stock-based compensation	20,066	16,987
Gain on foreign currency forward contracts	—	(8,049)
Deferred tax provision	(311)	6,420
Other	691	1,602
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,267)	22,735
Inventories	574	(766)
Prepaid expenses and other assets	(99)	(4,698)
Accounts payable	(3,709)	21,883
Accrued expenses and other liabilities	7,403	10,878
Deferred revenue	9,473	6,993

Net cash provided by operating activities	65,052	80,762

Cash flows from investing activities:
Capital expenditures	(2,756)	(8,608)
Payments for acquisitions, net of cash acquired	(141,721)	(37,353)
Proceeds from maturities of marketable securities	—	56
Payments for equity investment	(14,970)	(159)
Payments for capitalized patent costs and licensing agreements	—	(50,000)

Net cash used in investing activities	(159,447)	(96,064)

Cash flows from financing activities:
Payments of debt and capital leases	(1,740)	(1,766)
Purchases of treasury stock	(387)	(66)
Payments of other long-term liabilities	(2,256)	(2,369)
Proceeds from issuance of common stock from employee stock options and purchase plan	5,181	737
Cash used to net share settle employee equity awards	(7,229)	(2,652)

Net cash used in investing activities	(6,431)	(6,116)

Effects of exchange rate changes on cash and cash equivalents	690	(763)
Net decrease in cash and cash equivalents	(100,136)	(22,181)
Cash and cash equivalents at beginning of period	527,038	261,540

Cash and cash equivalents at end of period	$426,902	$239,359

Financial statements as of December 31, 2008 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2010
	Low	High

GAAP revenue	$1,086,000	$1,126,000
Acquisition-related adjustment — revenue	74,000	74,000

Non-GAAP revenue	$1,160,000	$1,200,000

GAAP net income (loss), per share	$(0.08)	$(0.02)
Cost of revenue from amortization of intangible assets	0.16	0.16
Amortization of intangible assets	0.29	0.29
Non-cash stock-based compensation	0.29	0.29
Non-cash interest expense	0.04	0.04
Restructuring and other charges, net	0.00	0.00
Non-cash income taxes	0.02	0.02
Acquistion-related adjustment — cost of revenue	(0.04)	(0.04)
Acquisition-related adjustment — revenue	0.25	0.25
Change in fair value of share-based instruments	(0.01)	(0.01)
Costs from IP collaboration agreement	0.05	0.05
Acquisition-related costs, net	0.13	0.13

Non-GAAP net income (loss), per share	$1.10	$1.16

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	286,300	286,300

Weighted average common shares: diluted	300,700	300,700

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	March 31, 2010
	Low	High
GAAP revenue	$252,000	$266,000
Acquisition-related adjustment — revenue	21,000	21,000

Non-GAAP revenue	$273,000	$287,000

GAAP net income (loss), per share	$(0.06)	$(0.03)
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.07	0.07
Non-cash interest expense	0.01	0.01
Restructuring and other charges, net	—	—
Non-cash income taxes	(0.00)	(0.00)
Acquistion-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related adjustment — revenue	0.07	0.07
Costs from IP collaboration agreement	0.01	0.01
Acquisition-related costs, net	0.04	0.04

Non-GAAP net income (loss), per share	$0.25	$0.28

Shares used in computing GAAP and non-GAAP net income (loss) per share

Weighted average common shares: basic	285,500	285,500

Weighted average common shares: diluted	300,300	300,300

###